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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
AVEMCO Corporation:

     We consent to the use of our report dated January 31, 1997 (February 28, 1997, as to Note 12) on the consolidated financial statements and financial statement schedules of AVEMCO Corporation and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period then ended included herein or incorporated by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for investments in fixed maturities.

                                   KPMG PEAT MARWICK LLP

Washington, D.C.
April 18, 1997